Exhibit 4.2

AMENDMENT #1 TO THE CONVERTIBLE PROMISSORY NOTE
ISSUED ON DECEMBER 12, 2017

THIS AMENDMENT #1 TO THE CONVERTIBLE PROMISSORY NOTE ISSUED ON December 12, 2017 (the “Amendment”) is made effective as of June 6, 2018, by and between Nanoflex Power Corporation, a Florida corporation (the “Company”), and Morningview Financial, LLC, a Wyoming limited liability company (the “Holder”) (collectively the “Parties”).

BACKGROUND

A.   The Company and Holder are the parties to that certain convertible promissory note originally issued by the Company to the Holder on December 12, 2017, in the original principal amount of $100,000.00 (the “Note”); and

B.    The Parties desire to amend the Note as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.   The Company shall wire $83,826.00 (the “Cash Payment”) to the Holder on or before June 11, 2018 (the “Deadline”), for the prepayment of 50% of the outstanding principal and accrued interest owed under the Note, pursuant to the wiring instructions on Exhibit A hereto.

2.   Unless (i) an Event of Default (as defined in the Note) occurs under the Note or (ii) the Cash Payment does not clear into the Holder’s bank account on or before the Deadline, the Holder shall not be permitted to effectuate any conversion under the Note until on or after July 15, 2018 (the “Lock-Up”). Further, the total balance of the Note as of June 11, 2018, shall immediately increase by 8%.

3.   If the Company and the Holder mutually agree to extend the Lock-Up from July 15, 2018, to August 15, 2018, then the total balance of the Note as of July 15, 2018, shall immediately increase by 8%.

4.   If the Company and the Holder mutually agree to extend the Lock-Up from August 15, 2018, to September 15, 2018, then the total balance of the Note as of August 15, 2018, shall immediately increase by 8%.

5.   This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note. Except as specifically modified hereby, all of the provisions of the Note, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Nanoflex Power Corporation		Morningview Financial, LLC

By:	/s/ Dean Ledger	By:	/s/ Max Riccio
Name:	Dean Ledger	Name:	Max Riccio
Title:	Chief Executive Officer	Title:	Authorized Signatory

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EXHIBIT A

Beneficiary Name:	Morningview Financial, LLC

Beneficiary Address:	401 Park Avenue South, 10th Floor, New York, NY 10016

Beneficiary Account #:	2008597

ABA #:	026014407

Bank Name:	Savoy Bank

Bank Address:	600 Fifth Avenue, 17th Floor, New York, NY 10020

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